EXHIBIT 5

May 19, 2006

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

Ladies and Gentlemen:

I am the Secretary and General Counsel of FactSet Research Systems Inc., a Delaware corporation (the “Company”), and an attorney duly admitted to practice in the State of New York. I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company on May 19, 2006, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 7,500,000 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”), which may be issued pursuant to the 2004 Stock Option and Award Plan (the “Plan”).

In connection with the foregoing, I have examined such documents and records as I have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, I am of opinion that the Common Stock is validly authorized and, when issued under the Plan in accordance with the terms thereof for consideration having a value not less than the par value thereof, will be legally issued, fully paid and nonassessable.

I hereby consent to the use of my name in the Registration Statement as counsel who has passed upon the legality of the Common Stock, and to the use of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Rachel R. Stern
Rachel R. Stern, Esq.
Vice President, General Counsel and Secretary